EXHIBIT 10.1

AMENDED PENSION ENHANCEMENT FOR EDWARD M. LIDDY

             This agreement (“Agreement”) memorializes the terms applicable to a certain pension enhancement for Mr. Edward M. Liddy (“Mr. Liddy”) that was approved on November 13, 2001, by The Allstate Corporation.  To the extent applicable, this Agreement is intended to comply with the requirements of Internal Revenue Code section 409A (including any applicable regulations and guidance thereunder) (“Code section 409A”).

Pension Enhancement Benefit

             Mr. Liddy shall accrue a benefit (“Pension Enhancement Benefit”) under this Agreement until his separation from service, which is anticipated to be April 30, 2008, in an amount equal to the difference between (i) the sum of the benefit otherwise owed to Mr. Liddy under the Allstate Retirement Plan (“ARP”) and the Supplemental Retirement Income Plan (“SRIP”), and (ii) the benefit otherwise owed to Mr. Liddy under the ARP and SRIP, after crediting Mr. Liddy with a total of 28 years of Credited Service, which is the maximum Credited Service allowed under the ARP.

Time of Distribution

             The Pension Enhancement Benefit shall be paid to Mr. Liddy on the date that is 6 months following the date of his separation from service.  Accordingly, assuming an April 30, 2008 separation from service date, payment will be made on November 1, 2008.  Interest shall accrue in accordance with the interest crediting provisions for mandatory delayed payments under the SRIP and shall be paid concurrent with the Pension Enhancement Benefit.  In the event of Mr. Liddy’s death prior to payment of the Pension Enhancement Benefit, such benefit shall be distributed to Mr. Liddy’s beneficiary, as determined under the ARP, upon his death and shall not be subject to a six-month delay.

Form of Distribution

             The Pension Enhancement Benefit shall be distributed in the form of a single lump sum payment.  The amount of such single lump sum payment shall be calculated using the interest and mortality rates for determining an “Option F” lump sum distribution under Section 4.2 of the ARP.

Change of Control

             Prior to Mr. Liddy’s separation from service, the Pension Enhancement Benefit payable under this Agreement shall be distributed upon a change of control within the meaning of Code section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of April 15, 2008.

/s/ Edward M. Liddy

Edward M. Liddy

THE ALLSTATE CORPORATION

By:	/s/ H. John Riley, Jr.
Name:	H. John Riley, Jr.
Title:	Chairman, Compensation and Succession Committee